Exhibit 97

THE J. M. SMUCKER COMPANY
CLAWBACK OF INCENTIVE COMPENSATION POLICY

1.Purpose. The purpose of this Policy is to (i) describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group, and (ii) describe the circumstances in which Executive Officers and other Covered Employees may be required to repay or return other types of compensation described in this Policy. This Policy will consist of two separate parts: (1) a mandatory clawback policy covering Executive Officers that is intended to comply with the applicable listing regulations of the NYSE (the “Mandatory Executive Clawback Policy”), and (2) a broad-based clawback policy intended to cover additional individuals, recoupment scenarios, and compensation elements (the “Sub-Policy”).

2.Administration. This Policy will be administered by the Compensation and People Committee of the Board (the “Committee”). Any determinations made by the Committee will be final and binding on all affected individuals.

3.Definitions. For purposes of this Policy, the following capitalized terms will have the meanings set forth below.

(a)“Accounting Restatement” will mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)“Board” will mean the Board of Directors of the Company.

(c)“Clawback Period” will mean, with respect to the Mandatory Executive Clawback Policy, the three completed fiscal years of the Company immediately preceding a Restatement Date.

(d)“Clawback Eligible Incentive Compensation” will mean, for purposes of the Mandatory Executive Clawback Policy and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-Based Compensation Received (as hereinafter defined) by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.

(e)“Company” will mean The J. M. Smucker Company.

(f)“Company Group” will mean the Company, together with each of its direct and indirect subsidiaries.

(g)“Covered Employees” will mean the Executive Officers and any other current or former employee or non-employee director, of the Company Group who receives Performance-Based Compensation or Time-Based Compensation.

(h)“Detrimental Activity” will mean any of the following behaviors by a Covered Employee: (i) during the period of service or the one year period thereafter, soliciting any employee of the Company or a subsidiary to terminate his or her employment with the Company or a subsidiary; (ii) the disclosure to anyone outside the Company Group, or the use in a capacity other than the Company’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company Group, acquired by the Covered Employee during his or her employment or service with the Company Group; (iii) the failure or refusal to disclose promptly and to assign to the Company upon request all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Covered Employee during employment by or service with the Company Group, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company or any subsidiary to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in a termination of service or employment for “Cause” (as defined in any employment agreement with the Covered Employee or, in the absence of such an agreement, as defined in the Company’s 2020 Equity and Incentive Plan); (v) during the period of service, a material breach of any written Company Group policy to which the Covered Employee is subject; or (vi) during the period of service, engaging in any other activity that, in the good faith determination of the Committee, could reasonably be expected to result in financial or reputational harm to the Company Group.

(i)“Effective Date” will mean October 2, 2023.

(j)“Erroneously Awarded Compensation” will mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by the Executive Officer had it been determined based on the restated amounts, computed without regard to any taxes paid.

(k)“Executive Officer” will mean each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f).

(l)“Financial Reporting Measures” will mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(m)“Incentive-Based Compensation” will mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(n)“NYSE” will mean the New York Stock Exchange.

(o)“Policy” will mean this Clawback of Incentive Compensation Policy, inclusive of both the Mandatory Executive Clawback Policy and the Sub-Policy.

(p)“Performance-Based Compensation” will mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of pre-defined performance goals, including any Financial Reporting Measure.

(q)“Restatement Date” will mean the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the issuer to prepare an Accounting Restatement.

(r)“SEC” will mean the U.S. Securities and Exchange Commission.

(s)“Time-Based Compensation” will mean any compensation that is granted, earned, or vested based on continued service with the Company Group, or awarded at the discretion of the Company or the Committee, under the Company’s 2020 Equity and Incentive Plan (or any successor equity plan). For the avoidance of doubt, Performance-Based Compensation will not include any compensation that is determined to be Time-Based Compensation.

4.Recoupment of Erroneously Awarded Compensation Under the Mandatory Executive Clawback Policy.

(a)In the event of an Accounting Restatement, the Committee will promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and will promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or recoupment, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount will be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE).

(b)The Committee will have discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. In no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

(c)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b) above), the Company will, or will cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer will be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d)For purposes of the Mandatory Executive Clawback Policy, Incentive-Based Compensation will be deemed “Received” during the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if payment or grant of the compensation occurs following the end of such fiscal period.

(e)Notwithstanding anything herein to the contrary, the Company will not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:

(i)The direct expenses paid to a third party to assist in enforcing the Mandatory Executive Clawback Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts, and provided such documentation to the NYSE;

(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or

(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5.Reporting and Disclosure. The Company will file all disclosures with respect to the Mandatory Executive Clawback Policy in accordance with the requirements of the federal securities laws, including the disclosure required in the Company’s SEC filings.

6.Recoupment of Compensation under the Sub-Policy

(a)In the event that (i) there occurs an Accounting Restatement or (ii) the Committee determines that a Covered Employee has engaged in Detrimental Activity, the Committee will have the right, but not the obligation, to take all steps reasonably necessary to effectuate the repayment, recoupment, cancellation, or forfeiture of any Performance-Based or Time-Based Compensation previously granted to or earned by a Covered Employee, to the maximum extent permitted under applicable law.

(b)In the event the Committee makes such a determination, it will promptly provide the applicable Covered Employee with a written notice containing the specifics of the amounts to be repaid, recouped, cancelled, or forfeited.

(c)Any action taken by the Committee with respect to an Executive Officer pursuant to the Sub-Policy will be in addition to, and not in limitation of, any action required to be taken by the Committee pursuant to the Mandatory Executive Clawback Policy.

7.Indemnification Prohibition. No member of the Company Group will be permitted to indemnify any Executive Officer or other Covered Employee against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy.

8.Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

9.Effective Date. This Policy will be effective as of the Effective Date.

10.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

11.Other Recoupment Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of the Sub-Policy and/or an Executive Officer to agree to abide by the terms of the Mandatory Executive Clawback Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation, or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company Group. Further, in no event will the implementation of this Policy be deemed to constitute a breach of any provision of a Covered Employee’s employment agreement (if any) or other compensatory agreement or arrangement with the Company, and the enforcement of this Policy will not give rise to any “good reason” or other constructive termination rights under any such employment agreement or other compensatory agreement or arrangement.

12.Successors. This Policy will be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators, or other legal representatives.

ATTESTATION AND ACKNOWLEDGEMENT OF CLAWBACK OF INCENTIVE COMPENSATION POLICY1

By my signature below, I acknowledge and agree that:

    I have received and read the attached Clawback of Incentive Compensation Policy (this “Clawback Policy”).

    I hereby agree to abide by all of the terms of this Clawback Policy both during and after my employment with the Company, including, without limitation, by promptly repaying, returning, or forfeiting, or allowing the Company to withhold from future compensation otherwise payable, the value of any Erroneously Awarded Compensation to the Company as determined in accordance with this Clawback Policy. I hereby agree that this Clawback Policy does not constitute a breach of any provision of my employment agreement (if any) or other compensatory agreement or arrangement with the Company, and that the enforcement of this Clawback Policy will not give rise to any “good reason” or other constructive termination rights under any such employment agreement or other compensatory agreement or arrangement.

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[Officer Name]
Date:

1 Only for Executive Officers.